UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 30, 2010

Appalachian Bancshares, Inc.

(Exact name of registrant as specified in its charter)

Georgia	001-15571	58-2242407
(State or other jurisdiction of incorporation	(Commission File Number) )	(IRS Employer Identification No.)

64 Sailors Drive, Suite 106, Ellijay, Georgia	30540
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (706) 515-9000

822 Industrial Boulevard, Ellijay, Georgia, 30540

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Departure of Principal Officer

On March 30, 2010, Danny F. Dukes resigned from his positions as Executive Vice President and Chief Financial Officer of Appalachian Bancshares, Inc. (“APAB”).

(c) Appointment of Principal Officer

On March 30, 2010, the APAB Board of Directors (the “Board”) appointed Joseph C. Hensley, age 52, as APAB’s President. This appointment was effective as of March 30, 2010, and Mr. Hensley is not in any way compensated for his service as President. Mr. Hensley also currently serves as a director of APAB and its wholly owned subsidiary Appalachian Community Bank, F.S.B. (the “Thrift”) and as Chairman of the Board’s Audit Committee.

Mr. Hensley has years of experience in the real estate industry. He has been vice president of and a principal in A.S. Dover Construction, Inc., A.S. Dover Development, Inc., and A.S. Dover Properties, Inc., since 2002. He is also a Manager of MountainCraft Homes, LLC; vice president of Dover Development, LLC; vice president of Legacy Mountain Properties, LLC; vice president of Clear Creek Properties, LLC; vice president of A.S. Dover Investments, LLC; and vice president of High Point Realty, Inc.

As previously disclosed in the Schedule 13D filed by APAB on November 9, 2009, APAB and Mr. Hensley executed an agreement on October 28, 2009, to issue 857,142 shares of APAB common stock, $.01 par value per share, in exchange for $428,571 aggregate principal amount of Appalachian Community Bank Fixed Rate Subordinated Notes, due September 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPALACHIAN BANCSHARES, INC.

By:	/s/ Joseph C. Hensley
Joseph C. Hensley, President

Dated: July 22, 2010